As filed with the Securities and Exchange Commission on August 12, 2009

Registration No. 333-117959
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CompuCredit Holdings Corporation (Exact name of registrant as specified in its charter)
Georgia (State or other jurisdiction of incorporation or organization)	58-2336689 (I.R.S. Employer Identification No.)
Five Concourse Parkway, Suite 400 Atlanta, Georgia (Address of principal executive offices)	30328 (Zip Code)

CompuCredit Holdings Corporation 2003 Stock Option Plan
 (Full title of the plan)

J.Paul Whitehead, III
Chief Financial Officer
Five Concourse Parkway, Suite 400
Atlanta, Georgia 30328
 (770) 828-2000
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

The Commission is requested to mail signed copies of all orders, notices and communications to:

W. Brinkley Dickerson, Jr.
Troutman Sanders LLP
600 Peachtree Street, N.E., Suite 5200
Atlanta, Georgia 30308-2216
(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Explanatory Note

This post-effective amendment is being filed by CompuCredit Holdings Corporation (the “Company”) pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the holding company reorganization (the “Reorganization”) of CompuCredit Corporation (“CompuCredit”).  The Reorganization was completed on June 30, 2009 and was effected through a merger pursuant to the Agreement and Plan of Merger, dated as of June 2, 2009, by and among the Company, CompuCredit and CompuCredit Merger Sub, Inc.  As a result of the Reorganization, CompuCredit became a wholly owned subsidiary of the Company, and the Company became the successor issuer to CompuCredit pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In the Reorganization, each outstanding share of common stock of CompuCredit was converted automatically into one share of common stock of the Company.

In connection with the Reorganization, the Company assumed the CompuCredit Holdings Corporation 2003 Stock Option Plan (the “2003 Plan”) and all of the outstanding equity awards under the 2003 Plan.  Each outstanding equity award assumed by the Company under the 2003 Plan is exercisable upon the same terms and conditions as were in effect immediately prior to the completion of the Reorganization, except that all such equity awards now entitle the holder thereof to acquire the common stock of the Company.

In accordance with Rule 414, the Company, as the successor issuer, expressly adopts this registration statement as its own for all purposes of the Securities Act and the Exchange Act.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.                                Plan Information. †

Item 2.                                Registrant Information and Employee Plan Annual Information. †

†  The documents constituting Part I of this registration statement have been or will be sent or given to participants in the 2003 Plan as specified by Rule 428(b)(1) under the Securities Act.  These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Upon written or oral request, the Company, will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement.  The Company also will provide without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act.  Requests for the above mentioned information should be directed to:  CompuCredit Holdings Corporation, Five Concourse Parkway, Suite 400, Atlanta Georgia, 30328, Attention:  Secretary, telephone number (770) 828-2000.

Part II — Information Required in the Registration Statement

Item 3.                                Incorporation of Documents by Reference.

The following documents filed by the Company (or by CompuCredit prior to the Reorganization) with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this registration statement as of their respective dates of filing:

(a)           CompuCredit’s Annual Report on Form 10-K for the year ended December 31, 2008;

(b)           CompuCredit’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009;

(c)           CompuCredit’s Current Reports on Form 8-K filed on May 22, 2009 and July 7, 2009, and the Company’s Current Report on Form 8-K filed on July 7, 2009; and

(d)           The description of the Company’s common stock included in the Company’s Registration Statement on Form S-4, filed on May 22, 2009 (File No. 333-159456), including any amendment or report filed for the purpose of updating such description.

All documents filed subsequent to the date of this registration statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of common stock offered hereby have been sold or which deregisters any shares of such common stock then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be a part hereof from their respective dates of filing.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

The Georgia Business Corporation Code (the “GBCC”) permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provisions shall eliminate or limit the liability of a director for: (i) any appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) unlawful corporate distributions; or (iv) any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under the GBCC (and not for violation of other laws, such as the federal securities laws).

The GBCC further provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as it may indemnify a director.

The Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), exonerate the directors of the Company from monetary liability to the extent permitted by this statutory provision. Our Articles of Incorporation and our Amended and Restated Bylaws, as amended (the “Bylaws”), further provide that the we shall indemnify any director, and may indemnify any officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person’s conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the GBCC.

In addition, the Bylaws provide that the Company will advance to its directors, and may advance to its officers, reasonable expenses of any such proceeding; provided that, such person furnishes the Company with (i) a written affirmation of such person’s good faith belief that such person has met the applicable standard of conduct and (ii) a written undertaking to repay any advances if it is ultimately determined that such person is not entitled to indemnification.  Notwithstanding any provision of our Articles of Incorporation or Bylaws to the contrary, the GBCC provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director or officer is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (i) for any appropriation, in violation of his duties, of any business opportunity of the Company; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; and (iv) for any transaction from which the director or officer received an improper personal benefit.

We also maintain a directors’ and officers’ liability insurance policy that insures our directors and officers against such liabilities as are customarily covered by such policies.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                                Exhibits.

Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation of CompuCredit Holdings Corporation (incorporated herein by reference to Annex B to the Company’s Proxy Statement/Prospectus filed on June 8, 2009)
3.2	Amended and Restated Bylaws of CompuCredit Holdings Corporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q filed on August 10, 2009)
5	Opinion of Troutman Sanders LLP
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Troutman Sanders LLP (included in opinion filed as Exhibit 5)
24	Power of Attorney (previously filed)
99.1	CompuCredit Holdings Corporation 2003 Stock Option Plan (incorporated by reference to Exhibit 10.2(b) to CompuCredit’s Form 10-K filed on March 1, 2004)

Item 9.                                Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of any offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, state of Georgia, on August 12, 2009.

CompuCredit Holdings Corporation

By:  /s/ J.Paul Whitehead, III
Name:  J.Paul Whitehead, III
Title:  Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities indicated on August 12, 2009.

Signature	Title
* David G. Hanna	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)
/s/ J.Paul Whitehead, III J.Paul Whitehead, III	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* Gregory J. Corona	Director
* Richard W. Gilbert	Director
* Frank J. Hanna, III	Director
* Richard R. House, Jr.	Director
Deal W. Hudson	Director
* Mack F. Mattingly	Director
* Nicholas B. Paumgarten	Director
* Thomas G. Rosencrants	Director

*By:        /s/ Rohit H. Kirpalani
Rohit H. Kirpalani
Attorney-In-Fact

Exhibit Index

Filed
Exhibit No.	Description	Herewith	By Reference
3.1	Articles of Incorporation of CompuCredit Holdings Corporation (incorporated herein by reference to Annex B to the Company’s Proxy Statement/Prospectus filed on June 8, 2009)		X
3.2	Amended and Restated Bylaws of CompuCredit Holdings Corporation (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-Q filed on August 10, 2009)		X
5	Opinion of Troutman Sanders LLP	X
23.1	Consent of BDO Seidman, LLP	X
23.2	Consent of Troutman Sanders LLP (included in opinion filed as Exhibit 5)	X
24	Power of Attorney (previously filed)		X
99.1	CompuCredit Holdings Corporation 2003 Stock Option Plan (incorporated by reference to Exhibit 10.2(b) to CompuCredit’s Form 10-K filed on March 1, 2004)		X